Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO
Neogen Corporation, 517/372-9200

Neogen reports fiscal 2019 results

LANSING, Mich., July 23, 2019 — Neogen Corporation (NASDAQ: NEOG) announced today that revenues for the fourth quarter of its 2019 fiscal year, which ended May 31, were $109,762,000, compared to $108,120,000 the prior year quarter. Revenues for the company for the full fiscal year were $414,186,000, compared to the prior year’s $397,930,000.

Fourth quarter net income was $15,815,000, or $0.30 per share, compared to the prior year’s $17,545,000, or $0.33 per share. Net income for the full 2019 fiscal year was $60,176,000, or $1.15 per share, compared to the prior year’s $63,145,000, or $1.21 per share.

“During the year, we made a number of changes that position us well for the future, and we had strong performances in certain areas of the business. Our core domestic food safety diagnostic business had a solid year, increasing revenues 12% compared to the prior year, as we seized existing opportunities by increasing market share and responding to regional outbreaks, and created new opportunities by developing innovative products for the marketplace,” said John Adent, Neogen’s president and chief executive officer. “Of special note in our 2019 fiscal year was an 11% increase in international sales, despite currency issues, with widespread gains in most geographies. Although it was a difficult year for our Animal Safety segment due to ongoing challenges in the animal protein markets we serve, we produced significant new sales within our veterinary needle and syringe business, and of products for the companion animal market. Our overall genomics business also continued its steady growth, with revenues up 12%, with strong performances throughout our global operations.”

The fourth quarter was the 109th of the past 114 quarters that Neogen reported revenue increases as compared to the same period in the previous year — a record spanning over 28 years.

Gross margins for the company were 46.3% in fiscal 2019, compared to 46.8% in fiscal 2018. The change in margin percentage was the result of product mix shifts within each segment towards products which have lower margins. Operating income was $68.1 million, or 16.4% of sales, in the current fiscal year, compared to $70.2 million, or 17.6%, in the company’s 2018 fiscal year. The decline in operating income was due to the lower gross margin percentage and increased operating expenses, with significant spending on new product development.

“If currency rates had been the same as the prior year, revenues for the fourth quarter would have been $2.3 million higher, and revenues for the full year would have been $8.0 million higher. In a neutral currency environment, earnings per share would have been approximately 1.5 cents higher in the fourth quarter, and approximately 5.5 cents higher for the entire year,” said Steve Quinlan, Neogen’s chief financial officer. “Despite this, fiscal 2019 was another solid year of cash generation; our balance sheet remains strong, and we are well-positioned to pursue our various growth strategies.”

Revenues for the company’s Food Safety segment increased 10% during the 2019 fiscal year compared to the prior year. The segment’s current year results included a 15% increase in sales of test kits to detect natural toxins in grains, including significant increases in sales to detect aflatoxin in corn in Brazil, and deoxynivalenol (DON) in Canada and France. The sales increase in the mycotoxin product line was also aided by the introduction of Neogen’s new Raptor® testing platform, which can be used to simplify and quicken the natural toxin testing and results process.

Compared to the prior year, global sales of Neogen’s foodborne pathogen detection tests increased 24% — including a 45% increase in sales of tests to detect Listeria. This growth was largely the result of a nearly five-fold increase in sales of the company’s innovative Listeria Right Now™ test system, which detects Listeria in environmental samples in under 60 minutes — without the need to enrich samples. Sales of the company’s general sanitation products, including its AccuPoint® Advanced ATP test system, increased 11% in the 2019 fiscal year, and sales of Neogen’s rapid diagnostic test kits to detect food allergens, including gluten, milk, soy and peanuts, rose 7% in the current year.

Revenues from international sources increased to 40.1% of total revenues in the current year, compared to 37.6% last year. After adjusting for adverse currency translations, revenues from outside of the United States increased 11% for fiscal 2019. Revenues for our combined European operations increased 8% in U.S. dollars (12% in pounds), Mexico-based Neogen Latinoamerica’s sales increased 13% (17% in pesos), and our Brazilian revenues increased 16% (36% in reals) for the year. Neogen’s sales performance in Brazil in fiscal 2019 was led by significant increases in forensic kits to test commercial drivers, sales of test kits to detect aflatoxin in corn, and sales of genomic testing services specifically for cattle breeds popular in Brazil (e.g., Nellore). For the current year, Neogen China increased 13% (17% in yuan) and Neogen India increased 71% (86% in rupees) compared to the prior year, albeit from a small base. Revenues from our Australian operation, acquired in September 2017, outperformed expectations in its first full fiscal year.

Neogen’s Animal Safety segment reported a 1% revenue decrease for the current year. The segment had good sales growth compared to the prior year in biologics, which was up 12%, and Neogen gained market share in sales of various needles and syringes. These increases were offset by lower sales of animal care products, other veterinary instruments, and rodenticides, due to lost toll manufacturing business.

Neogen’s worldwide animal genomics business recorded a broad-based increase of 12% in fiscal 2019 compared to the prior year. The solid performance in this business was due to strong increases in beef sales in key global markets such as the United States, Europe, Brazil and Australia, due to new products and increased market penetration. Other major factors positively impacting the business were significant increases in companion animal testing.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		Year ended May 31
	2019	2018	2019	2018
Revenue
Food Safety	$56,428	$51,667	$213,474	$194,477
Animal Safety	53,334	56,453	200,712	203,453

Total revenue	109,762	108,120	414,186	397,930
Cost of sales	59,232	59,622	222,266	211,659

Gross margin	50,530	48,498	191,920	186,271
Operating expenses
Sales & marketing	17,776	17,488	70,230	66,929
Administrative	10,454	9,197	40,791	38,294
Research & development	3,570	1,954	12,805	10,855

Total operating expenses	31,800	28,639	123,826	116,078

Operating income	18,730	19,859	68,094	70,194
Other income	768	36	4,865	3,271

Income before tax	19,498	19,895	72,959	73,465
Income tax	3,683	2,350	12,783	10,250

Net income	$15,815	$17,545	$60,176	$63,215

Net (income) attributable to non-controlling interest	0	0	0	(70)

Net income attributable to Neogen Corp	$15,815	$17,545	$60,176	$63,145
Net income attributable to Neogen Corp per diluted share	$0.30	$0.33	$1.15	$1.21

Other information:
Shares to calculate per share	52,526	52,449	52,425	52,149
Depreciation & amortization	$4,596	$4,377	$17,624	$17,058
Interest income	1,395	757	4,705	2,101
Gross margin (% of sales)	46.0%	44.9%	46.3%	46.8%
Operating income (% of sales)	17.1%	18.4%	16.4%	17.6%
Revenue increase vs. FY 2018	1.5%		4.1%
Net income vs. FY 2018	-9.9%		-4.7%

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31 2019	May 31 2018
Assets
Current assets
Cash & investments	$267,524	$210,810
Accounts receivable	82,582	79,086
Inventory	85,992	76,005
Other current assets	13,431	9,888

Total current assets	449,529	375,789
Property & equipment, net	74,847	73,069
Goodwill & other assets	171,364	169,151

Total assets	$695,740	$618,009

Liabilities & Equity
Current liabilities	$38,251	$38,688
Non-current liabilities	19,590	19,146
Equity: Shares outstanding 52,217 in 2019 & 51,736 in 2018	637,899	560,175

Total liabilities & equity	$695,740	$618,009

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